Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Registration Statement on Form S-1 and related prospectus of Empire Petroleum Partners, LP (including any post-effective amendments or prospectus supplements related thereto) of our report dated April 23, 2015 on the combined financial statements of Atlas Oil Retail as of December 31, 2014 and 2013, and for the years ending December 31, 2014, 2013, and 2012, and our report dated April 27, 2015 on the combined financial statements of CST Brands, Inc. Retail Operations Sold to Empire Petroleum Partners, LLC as of October 31, 2014 and December 31, 2013, and for the period ending October 31, 2014, and for the years ending December 31, 2013 and 2012 and to the reference to our firm under the heading “Experts” in the related prospectus.

/s/ Plante & Moran, PLLC

Southfield, Michigan

June 17, 2015